UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
April 1, 2014

MICROCHIP TECHNOLOGY INCORPORATED (Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On April 1, 2014, pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of February 9, 2014 (the “Merger Agreement”), by and among Microchip Technology Incorporated, a Delaware corporation (“Microchip”), Supertex, Inc., a California corporation (“Supertex”), and Orchid Acquisition Corporation, a California corporation and a wholly owned subsidiary of Microchip (“Merger Sub”), Microchip completed its acquisition of Supertex via the merger of Merger Sub with and into Supertex, with Supertex continuing as the surviving corporation and becoming a wholly owned subsidiary of Microchip (the “Merger”).
At the effective time and as a result of the Merger, each share of common stock of Supertex issued and outstanding immediately prior to the effective time (other than any dissenting shares with respect to which appraisal rights were perfected and not waived, withdrawn or lost under Chapter 13 of the California General Corporation Law and any shares held by Microchip, Supertex, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries) was cancelled and automatically converted into the right to receive $33.00 in cash, without interest thereon and less any applicable withholding taxes.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Microchip plans to file as an exhibit no later than with its Form 10-K for its fiscal year ended March 31, 2014.

Item 7.01.    Regulation FD Disclosure.
On April 1, 2014, Microchip and Supertex issued a joint press release announcing the completion of Microchip’s acquisition of Supertex, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. No financial statements are required to be filed in connection with the Merger pursuant to Item 9(a) of Form 8-K or Regulation S-X.

(b)	Pro Forma Financial Information. No pro forma financial information is required to be filed in connection with the Merger pursuant to Item 9(b) of Form 8-K or Regulation S-X.

(d)	Exhibits.
99.1    Joint Press Release, dated April 1, 2014 issued by Microchip Technology Incorporated and Supertex, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2014	Microchip Technology Incorporated

By: /s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Joint Press Release, dated April 1, 2014 issued by Microchip Technology Incorporated and Supertex, Inc.